Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Denise Powell
Chief Financial Officer or	510.703.9491
Markus J. Cappel, Ph.D.	denise@redhousecomms.com
Chief Business Officer
650.210.2900	Investors:
investor@chemocentryx.com	Kimberly Minarovich
Burns McClellan
212.213.0006
kminarovich@burnsmc.com

ChemoCentryx Reports Fourth Quarter 2014 Financial Results and

Provides Corporate Update

— Presentation of CCR2 inhibitor CCX140 Phase II Diabetic Nephropathy results anticipated at upcoming medical meetings —

— Recruitment projections to complete enrollment in C5aR inhibitor CCX168 CLEAR Phase II ANCA-associated vasculitis clinical trial remain on track —

— Initial data anticipated from other pipeline programs, including CCX168 in atypical Hemolytic Uremic Syndrome, CCX872 in non-resectable pancreatic cancer, and other pipeline programs —

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., March 12, 2015 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the fourth quarter ended December 31, 2014 and provided an update on the Company’s corporate and clinical development activities expected in 2015.

“2014 was a year of genuine accomplishments for ChemoCentryx,” said Thomas J. Schall, Ph.D., ChemoCentryx’s President and Chief Executive Officer. “Particularly important were the successful Phase II clinical results for CCX140 in diabetic nephropathy which we believe provide a clear path forward for Phase III clinical development. Furthermore, our pipeline advanced with the expansion of our CCX168 clinical program into the U.S., and our recently initiated clinical trial in pancreatic cancer with our next-generation CCR2 inhibitor, CCX872. These pipeline advancements enrich the spectrum of partnering efforts in 2015 while increasing also our independent development options.”

Recent Developments

CCR2 Program – CCX140 targets the chemokine receptor known as CCR2. The Company successfully completed and reported positive Phase II clinical data with CCX140, the Company’s lead CCR2 inhibitor, in patients with diabetic nephropathy. CCX872, a next-generation, orally administered, potent and selective CCR2 inhibitor, has completed Phase I testing in healthy subjects and is now positioned for clinical development in oncology.

•	During the fourth quarter, the Company reported positive data from the CCX140 Phase II trial in patients with diabetic nephropathy, achieving its primary endpoint;

•	Statistically significant improvement in reducing urinary albumin:creatinine ratio (UACR) following oral, daily doses of 5 mg of CCX140 added to a standard of care (SOC) regimen of angiotensin converting enzyme (ACE) inhibitor or angiotensin receptor II blocker (ARB) treatment versus SOC on its own.

•	Treatment with CCX140 improved the estimated glomerular filtration rate (eGFR) profile;

•	There was a sustained attenuation in the slope of annual decline in eGFR in the treatment group receiving 5 mg of CCX140 in addition to SOC, which translated into a 44 percent improvement over SOC.

•	CCX140 was safe and well tolerated.

•	A clinical trial of CCX872 in patients with non-resectable pancreatic cancer was initiated earlier this month and is positioned to commence enrollment.

C5aR Program - CCX168 targets the chemoattractant receptor known as C5aR (which binds to the complement fragment C5a). The Company has successfully completed and reported positive clinical data with CCX168 from the first two steps of a three-step Phase II clinical trial, named the CLEAR trial, in patients with anti-neutrophil cytoplasmic antibody, or ANCA, associated vasculitis, or AAV, a disease which can lead to renal and pulmonary failure. C5aR is also believed to play a role in other renal diseases, such as atypical hemolytic uremic syndrome (aHUS) and IgA nephropathy.

•	12-week data from the Phase II CLEAR trial in patients with AAV, presented at the American College of Rheumatology (ACR) Annual Meeting, in which CCX168 was used in place of high doses of corticosteroids (which are part of the SOC), demonstrated that patients who received CCX168 showed marked improvements in the Birmingham Vasculitis Activity Score (BVAS), an index of ANCA disease activity, in the renal as well as non-renal components of BVAS, and this response was higher than those receiving standard of care.

•	The U.S. Food and Drug Administration (FDA) granted orphan-drug designation for CCX168 for the treatment of aHUS in the fourth quarter.

•	Also during the fourth quarter, the European Commission granted orphan drug designation for CCX168 for the treatment of microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s Granulomatosis). Both conditions are forms of AAV.

Anticipated 2015 Milestones

CCX140, a CCR2 Inhibitor: Prepare for Initiation of a Phase III Clinical Trial

•	Present detailed study results from the previously announced CCX140 Phase II trial in patients with diabetic nephropathy at upcoming medical meetings, with the initial presentation expected in the second quarter of 2015; and

•	Conduct an End-of-Phase 2 meeting with the FDA in the second half of 2015.

CCX872, a Second-Generation CCR2 Inhibitor: Expect to Release Initial Clinical Data

•	Announce initial data from the CCX872 clinical study in patients with non-resectable pancreatic cancer in the second half of 2015.

CCX168, a C5aR Inhibitor: Complete Enrollment of Phase II CLEAR Trial and Initiate Multiple Phase IIa Clinical Trials

•	Complete enrollment in the CCX168 Phase II CLEAR trial in Europe in patients with AAV;

•	Continue enrollment into the CCX168 Phase II CLASSIC trial in North America in patients with AAV;

•	Continue enrollment in the Phase IIa clinical trial of CCX168 in patients with IgA nephropathy;

•	Present data supporting anti-thrombogenic effect of CCX168 in serum from patients with aHUS in the second quarter of 2015; and

•	Initiate proof-of-concept clinical trial with CCX168 in patients with aHUS and report initial results.

Review of Fourth Quarter 2014 Financial Results

Cash, cash equivalents and investments were $114.6 million at December 31, 2014 compared with $149.9 million at December 31, 2013.

There was no revenue recognized for the three months ended December 31, 2014, compared to $0.7 million in the same period in 2013. The decrease in revenues from 2013 to 2014 was primarily due to funding of clinical support from former partner, GlaxoSmithKline (GSK), for CCX168, the Company’s C5aR inhibitor, in 2013. ChemoCentryx’s product development and commercialization agreement with GSK ended in November 2013, and therefore no revenue was recorded in 2014.

Research and development expenses were $9.1 million for the three months ended December 31, 2014 compared to $7.4 million for the comparable period in 2013. The increase in research and development expenses from 2013 to 2014 was primarily attributed to higher expenses associated with CCX168 due to patient enrollment in the third and final step in the CLEAR Phase II clinical trial in Europe for the treatment of AAV, as well as the expansion of Phase II clinical development for the same in North America in 2014. This increase was partially offset by lower expenses associated with CCX140, the Company’s CCR2 inhibitor, due to the completion of the Phase II clinical trial in patients with diabetic nephropathy and CCX872, the Company’s second generation CCR2 inhibitor, due to the timing of Phase I related activities.

General and administrative expenses were $3.2 million for the three months ended December 31, 2014, compared to $3.0 million reported for the same in 2013. The increase from 2013 to 2014 was primarily due to higher stock based compensation expense for stock option grants and restricted stock unit awards.

Net loss was $12.2 million for the fourth quarter of 2014 compared to $9.5 million in the same period in 2013.

ChemoCentryx had approximately 43.4 million shares outstanding as of December 31, 2014.

2015 Financial Outlook

The Company started 2015 with approximately $115 million in cash and cash equivalents and is expected to utilize cash in the range of $45 to $49 million for the year.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 12, 2015 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time.

To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 91871262.

A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX872, a next generation CCR2 inhibitor and CCX507, a next generation CCR9 inhibitor, both of which have successfully completed Phase I development and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2015. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2014 which is available from the SEC’s website (www.sec.gov) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$—	$725	$—	$6,060

Total revenues	—	725	—	6,060
Operating expenses:
Research and development	9,121	7,417	33,815	33,541
General and administrative	3,169	2,979	13,584	11,634

Total operating expenses	12,290	10,396	47,399	45,175
Loss from operations	(12,290)	(9,671)	(47,399)	(39,115)
Interest income	103	141	494	501
Interest expense	(3)	(13)	(24)	(59)

Net loss	$(12,190)	$(9,543)	$(46,929)	$(38,673)

Basic and diluted net loss per share	$(0.28)	$(0.22)	$(1.08)	$(0.95)

Shares used to compute basic and diluted net loss per share	43,384	42,877	43,275	40,916

			As of December 31,
			2014	2013
			(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments			$114,620	$149,874
Working capital			66,139	127,430
Total assets			116,981	152,422
Accumulated deficit			(219,791)	(172,862)
Total stockholders’ equity			108,606	145,308